Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of D-Wave Quantum Inc. on Form S-8 of our report dated March 14, 2022, with respect to our audit of the financial statements of DPCM Capital, Inc. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from March 24, 2020 (inception) through December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in D-Wave Quantum’s Registration Statement on Form S-4 (No. 333-263573).

/s/ Marcum LLP

Marcum LLP

New York, NY

October 12, 2022